Exhibit 99.1

Investor Contact Stacy Roughan Director, Investor Relations DineEquity, Inc. 818-637-3632 Media Contact Lucy Neugart Sard Verbinnen 415-618-8750

DineEquity, Inc. Announces Solid First Quarter 2010 Financial Results

Strong Business Fundamentals Supported by Stabilizing Same-Restaurant Sales, Solid Company Margin Performance and Retirement of $55 Million of Securitized Debt

GLENDALE, Calif., May 4, 2010 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced financial results for the first quarter ended March 31, 2010.  DineEquity’s financial performance for the first quarter 2010 included the following highlights:

•                  IHOP’s domestic system-wide same-restaurant sales decreased 0.4% and Applebee’s domestic system-wide same-restaurant decreased 2.7% compared to the same periods in 2009. This reflected substantial improvement from IHOP’s negative 3.1% and Applebee’s negative 4.5% same-restaurant sales performance for the fourth quarter 2009.

•                  Securitized debt was reduced by $55.0 million for the first quarter 2010 primarily due to the use of free cash flow for ongoing debt retirement efforts.

•                  Net income available to common stockholders was $12.8 million, or $0.75 per diluted share, for the first quarter 2010 compared to net income of $30.6 million, or $1.80 per diluted share, for the same quarter in 2009.  The decrease was primarily due to fewer gains in 2010 with respect to debt repurchases and asset sales to support refranchising.

•                  Adjusted net income available to common stockholders was $18.7 million, or $1.08 per diluted share, for the first quarter 2010 compared to $19.7 million, or $1.17 per diluted share, for the same quarter in 2009.  The decrease was primarily due to a higher income tax rate and increased preferred dividend payments, which were partially offset by improved business fundamentals.  (See “Non-GAAP Financial Measures” below.)

•                  Consolidated G&A expenses decreased 14.8% to $40.2 million for the first quarter 2010 compared to the same period in 2009, primarily as the result of non-recurring start-up costs related to the formation of a purchasing Co-operative in 2009.

•                  Operating margins at Applebee’s company-operated restaurants were 14.8% for the first quarter 2010 as the Company sustained the restaurant profitability improvements achieved in 2009.

•                  Cash flows from operating activities for the first quarter 2010 were $30.3 million.  Consolidated capital expenditures were $2.6 million for the first three months of 2010.  Free cash flow was $28.2 million for the first three months of fiscal 2010.  (See “Non-GAAP Financial Measures” below.)

“We are pleased with our first quarter performance and are encouraged by sequential improvements in same-restaurant sales at both Applebee’s and IHOP restaurants, our solid restaurant operating margins at Applebee’s company-operated restaurants, reduced G&A expenses, and the retirement of an additional $55 million of securitized debt during the quarter,” said Julia A. Stewart, DineEquity’s chairman and chief executive officer.  “We continue to deliver on our strategic plan and focus on differentiating the Applebee’s and IHOP brands with innovative, compelling menu offerings and advertising efforts.  While the consumer spending environment remains challenging, both brands are well positioned to drive sustainable same-restaurant sales momentum and create even greater value for our shareholders.”

Same-Restaurant Sales Performance

IHOP’s domestic system-wide same-restaurant sales decreased 0.4% for the first quarter 2010 compared to the same quarter in 2009. Same-restaurant sales reflect a higher average guest check and declines in guest traffic.  This is a substantial improvement from IHOP’s negative 3.1% same-restaurant sales performance for the fourth quarter 2009.  IHOP’s marketing efforts during the quarter included All You Can Eat Pancakes and Loaded Country Potatoes limited-time offers and IHOP’s National Pancake Day event, among other activities.

Applebee’s domestic system-wide same-restaurant sales decreased 2.7% for the first quarter 2010, which reflected substantial improvement from Applebee’s negative 4.5% performance for the fourth quarter 2009.  Domestic franchise same-restaurant sales decreased 2.6% for the first quarter 2010, and company-operated Applebee’s same-restaurant sales decreased 3.4% for the first quarter 2010 compared to the same quarter in 2009.  Results at Company restaurants reflected declines in guest traffic and a lower average guest check primarily due to unfavorable mix shift, offsetting a 1.4% increase in effective pricing.  Applebee’s marketing efforts during the quarter included the introduction of its Great Tasting and Under 550 Calories menu offering, Ultimate Trios promotion and gift card redemption activity, as well as other enhanced marketing and promotional activities.

Applebee’s Restaurant Operating Margins

Applebee’s company-operated restaurant operating margin was 14.8% in the first quarter 2010 compared to 16.3% for the first quarter 2009.  The unfavorable comparison was primarily due to promotional activities employed to drive sales and the de-leveraging impact of lower same-restaurant sales on fixed costs, which were partially offset by better labor productivity.

Debt Management

Securitized debt was reduced by $55.0 million during the first quarter 2010 as a result of open market purchases and scheduled payments on the Company’s subordinated notes.  DineEquity has reduced its total outstanding debt levels by $375.5 million, or 15.2%, since the acquisition of Applebee’s in November 2007.

As of the end of the first quarter 2010, DineEquity remained comfortably in compliance with the debt covenants set forth in the Company’s securitized debt agreements.  The Company’s consolidated leverage ratio was 5.83x compared to a required threshold of 7.0x.  Debt service coverage ratios (DSCR) were 3.85x for IHOP’s securitized debt on a three-month unadjusted basis and 4.10x for the Applebee’s securitized debt on a three-month adjusted basis, both compared to a minimum required threshold of 1.85x.  Applebee’s 12-month adjusted DSCR was 3.13x, compared to a minimum required threshold of 2.20x.

DineEquity has provided supplemental information to this news release regarding its compliance with its debt covenants, which may be accessed by visiting the Calls & Presentations section of DineEquity’s Investor Relations Web site at http://investors.dineequity.com and referring to supporting materials for the Company’s first quarter 2010 webcast.

2010 Financial Performance Guidance

DineEquity reiterates its previously announced fiscal 2010 financial outlook of:

•                  Consolidated free cash flow to range between $118 and $128 million.  Free cash flow consists of consolidated cash from operations ranging between $145 and $155 million plus approximately $16 million generated from the structural run-off of the Company’s long-term notes receivable.  Uses of cash include consolidated capital expenditures of approximately $20 million and approximately $23 million in preferred stock dividend payments.  The Company plans to use available free cash flow to fund further securitized debt reductions this year.

•                  Applebee’s domestic system-wide same-restaurant sales performance to range between flat and negative 3% for fiscal 2010, with Applebee’s franchisees slated to open between 25 and 30 new restaurants this year.

•                  Operating margin at Applebee’s company-operated restaurants to range between 13.5% and 14.5% for the full year 2010.

•                  IHOP’s domestic system-wide same-restaurant sales performance to range between positive 1% and negative 1% for fiscal 2010, with IHOP franchisees slated to open between 60 and 70 new restaurants this year.

•                  Consolidated G&A expenses to range between $158 million and $161 million for fiscal 2010, including non-cash stock based compensation expense and depreciation of approximately $20 million.

•                  Consolidated interest expense on securitized debt to range between $175 million and $180 million for fiscal 2010, approximately $40 million of which is non-cash interest expense.  Depreciation and amortization should range between $65 million and $70 million.  The Company’s income tax rate is expected to be approximately 34%.

The Company’s 2010 financial performance guidance excludes any impact from the future sales of Applebee’s company-operated restaurants, the timing of which could be highly variable due to factors including the economy, the availability of buyer financing, acceptable valuations, and the operating wherewithal of the acquiring franchisee. Should company-operated Applebee’s restaurants be sold this year, DineEquity plans to update its performance guidance accordingly in conjunction with its regular quarterly reporting schedule following any transaction announcement.

Investor Conference Call Today

The Company will host an investor conference call today to discuss its first quarter 2010 financial results on Tuesday, May 4, 2010 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 679-8040 and reference pass code 35523572.  A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  A telephonic replay of the call may be accessed through May 11, 2010 by dialing 888-286-8010 and referencing pass code 56471951.  An online archive of the webcast also will be available on the Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,450 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of DineEquity, Inc.’s (the “Company”) strategic growth plan; the availability of suitable locations and terms for sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with the Company’s indebtedness; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; potential litigation and associated costs; continuing acceptance of the International House of Pancakes (“IHOP”) and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s non-GAAP financial measures “adjusted net income available to common stockholders (adjusted EPS),” “EBITDA,” and “free cash flow.”  Adjusted EPS is computed for a given period by deducting from net income (loss) available to common stockholders for such period the effect of any impairment and closure charges, any gain related to debt extinguishment, any intangible asset amortization, any non-cash interest expense and any gain or loss related to the disposition of assets incurred in such period.  This is presented on an aggregate basis and a per share (diluted) basis.  The Company defines “EBITDA” for a given period as income before income taxes (including gain on extinguishment of debt) less interest expense, depreciation and amortization, impairment and closure charges, stock-based compensation, gain/loss on sale of assets and non-cash amounts related to a captive insurance subsidiary.  “EBITDAR” for a given period is defined as EBITDA plus annualized operating lease expense (Rent).   “Free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less dividends paid and capital expenditures.  Management utilizes EBITDA for debt covenant purposes and free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities, capital expenditures and preferred dividends.  Management believes this information is helpful to investors to determine the Company’s adherence to debt covenants and the Company’s cash available for these purposes.  Adjusted EPS, EBITDA and free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

[Financial Tables to Follow]

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues
Franchise revenues	$95,276	$98,210
Company restaurant sales	224,614	239,524
Rental income	33,932	33,709
Financing revenues	4,150	4,113
Total revenues	357,972	375,556
Costs and Expenses
Franchise expenses	24,905	28,298
Company restaurant expenses	192,559	201,856
Rental expenses	24,400	24,542
Financing expenses	469	7
General and administrative expenses	40,185	47,159
Interest expense	44,878	48,410
Amortization of intangible assets	3,077	3,019
Gain on extinguishment of debt	(3,585)	(26,354)
Gain on disposition of assets	(186)	(5,137)
Other expense (income) net	1,498	(128)
Total costs and expenses	328,200	321,672
Income before income taxes	29,772	53,884
Provision for income taxes	(10,101)	(16,743)
Net income	$19,671	$37,141
Net income	$19,671	$37,141
Less: Series A preferred stock dividends	(5,760)	(4,750)
Less: Accretion of Series B preferred stock	(595)	(560)
Less: Net income allocated to unvested participating restricted stock	(509)	(1,203)
Net income available to common stockholders	$12,807	$30,628
Net income available to common stockholders per share
Basic	$0.75	$1.82
Diluted	$0.75	$1.80
Weighted average shares outstanding
Basic	17,011	16,842
Diluted	17,972	17,394

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$68,459	$82,314
Restricted cash	69,584	72,690
Receivables, net	77,706	104,690
Inventories	12,208	12,236
Prepaid income taxes	—	7,702
Prepaid gift cards	15,114	19,878
Prepaid expenses	16,689	13,425
Deferred income taxes	15,731	15,444
Assets held for sale	6,237	8,765
Total current assets	281,728	337,144
Non-current restricted cash	45,799	48,173
Restricted assets related to captive insurance subsidiary	4,138	4,344
Long-term receivables	254,171	259,775
Property and equipment, net	760,362	771,372
Goodwill	697,470	697,470
Other intangible assets, net	846,871	849,552
Other assets, net	128,958	133,038
Total assets	$3,019,497	$3,100,868
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$25,200	$25,200
Accounts payable	31,016	31,729
Accrued employee compensation and benefits	28,496	37,397
Gift card liability	65,294	105,465
Other accrued expenses	66,535	54,549
Accrued interest payable	3,326	3,627
Total current liabilities	219,867	257,967
Long-term debt, less current maturities	1,584,795	1,637,198
Financing obligations, less current maturities	307,265	309,415
Capital lease obligations, less current maturities	150,724	152,758
Deferred income taxes	363,907	369,127
Other liabilities	114,154	117,449
Total liabilities	2,740,712	2,843,914
Commitments and contingencies
Preferred stock, Series A	187,050	187,050
Total stockholders’ equity	91,735	69,904
Total liabilities and stockholders’ equity	$3,019,497	$3,100,868

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities
Net income	$19,671	$37,141
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	16,156	16,210
Non-cash interest expense	10,371	9,904
Gain on extinguishment of debt	(3,585)	(26,354)
Deferred income taxes	(7,009)	(1,320)
Non-cash stock-based compensation expense	3,956	3,198
Tax benefit from stock-based compensation	1,035	317
Excess tax benefit from stock options exercised	(1,792)	—
Gain on disposition of assets	(186)	(5,137)
Other	155	(1,718)
Changes in operating assets and liabilities
Receivables	26,008	36,603
Inventories	3	(167)
Prepaid expenses	8,581	10,680
Accounts payable	(1,147)	1,256
Accrued employee compensation and benefits	(9,031)	(437)
Gift card liability	(40,171)	(43,465)
Other accrued expenses	7,255	20,958
Cash flows provided by operating activities	30,270	57,669
Cash flows from investing activities
Additions to property and equipment	(2,649)	(3,162)
Proceeds from sale of property and equipment and assets held for sale	2,784	8,834
Principal receipts from notes and equipment contracts receivable	6,299	4,505
Other	1,109	982
Cash flows provided by investing activities	7,543	11,159
Cash flows from financing activities
Repayment of long-term debt	(50,100)	(61,605)
Principal payments on capital lease and financing obligations	(3,791)	(3,467)
Dividends paid	(5,700)	(4,750)
Repurchase of restricted stock	(577)	(264)
Proceeds from stock options exercised	1,275	—
Excess tax benefit from stock options exercised	1,792	—
Restricted cash related to securitization	5,479	(15,666)
Other	(46)	(63)
Cash flows used in financing activities	(51,668)	(85,815)
Net change in cash and cash equivalents	(13,855)	(16,987)
Cash and cash equivalents at beginning of year	82,314	114,443
Cash and cash equivalents at end of period	$68,459	$97,456

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net income available to common stockholders to (ii) net income available to common stockholders excluding impairment and closure charges, gain on extinguishment of debt, amortization of intangible assets, non-cash interest expense and gain on disposition of assets, and related per share data:

	Three Months Ended March 31,
	2010	2009
Net income available to common stockholders, as reported	$12,807	$30,628
Impairment and closure charges	509	(351)
Gain on extinguishment of debt	(3,585)	(26,354)
Amortization of intangible assets	3,077	3,019
Non-cash interest expense	10,371	9,936
Gain on disposition of assets	(186)	(5,137)
Income tax (provision) benefit	(4,054)	7,517
Net income allocated to unvested participating restricted stock	(234)	430
Net income available to common stockholders, as adjusted	$18,705	$19,688

Diluted net income available to common stockholders per share:
Net income available to common stockholders per share, as reported	$0.75	$1.80
Impairment and closure charges per share	0.03	(0.02)
Gain on extinguishment of debt per share	(0.20)	(1.52)
Amortization of intangible assets per share	0.17	0.17
Non-cash interest expense per share	0.58	0.57
Gain on disposition of assets per share	(0.01)	(0.30)
Income tax (provision) benefit per share	(0.23)	0.43
Net income allocated to unvested participating restricted stock per share	(0.01)	0.02
Per share effect of dilutive calculation adjustments	(0.00)	0.02
Diluted net income available to common stockholders per share, as adjusted	$1.08	$1.17

Numerator for basic EPS-income available to common stockholders, as adjusted	$18,705	$19,688
Effect of unvested participating restricted stock using the two-class method
Effect of dilutive securities:	39	23
Stock options	—	—
Convertible Series B preferred stock	595	560
Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$19,339	$20,271

Denominator for basic EPS-weighted-average shares	17,011	16,842
Effect of dilutive securities:
Stock options	380	4
Convertible Series B preferred stock	581	548
Denominator for diluted EPS-weighted-average shares and assumed conversions	17,972	17,394

NON-GAAP FINANCIAL MEASURES

(In thousands)

(Unaudited)

Reconciliation of (i) income before income taxes to (ii) EBITDA and to (ii) EBITDAR:

Trailing Twelve Months Ended March 31, 2010

Income before income taxes (including gain on extinguishment of debt)	$13,077
Interest expense	203,488
Depreciation and amortization	65,323
Impairment and closure charges	105,955
Non-cash stock-based compensation	11,467
Gain on sale of assets	(2,134)
Non-cash amounts related to captive insurance subsidiary	282
EBITDA	397,458
Annualized operating lease expense	98,371
EBITDAR	$495,829

Reconciliation of the Company’s cash provided by operating activities to free cash flow:

	Three Months Ended March 31,
	2010	2009	2010 Guidance
Cash flows from operating activities	$30,270	$57,669	$145,000 to 155,000
Receipts from long-term notes receivable	6,299	4,505	16,000
Dividends paid	(5,700)	(4,750)	(23,000)
Capital expenditures	(2,649)	(3,162)	(20,000)
Free cash flow	$28,220	$54,262	$118,000 to 128,000

Restaurant Data

The following table sets forth, for the three-month periods ended March 31, 2010 and 2009, the number of effective restaurants in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year. “Effective restaurants” are the number of restaurants in a given period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company, as well as those owned by franchisees and area licensees. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, as well as rental payments under leases that are usually based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended March 31,
	2010	2009	2010	2009
	IHOP		Applebee’s
	(unaudited)
Restaurant Data
Effective restaurants(a)
Franchise	1,279	1,225	1,604	1,588
Company	12	11	397	404
Area license	164	160	—	—
Total	1,455	1,396	2,001	1,992
System-wide(b)
Sales percentage change(c)	3.3%	5.6%	(3.2)%	(2.5)%
Domestic same-restaurant sales percentage change(d)	(0.4)%	2.0%	(2.7)%	(3.0)%
Franchise(b)(e)
Sales percentage change(c)(g)	3.0%	6.4%	(2.4)%	4.7%
Same-restaurant sales percentage change(d)	(0.4)%	2.0%	(2.6)%	(2.9)%
Average weekly domestic unit sales (in thousands)	$36.1	$36.5	$48.1	$49.4
Company (f)
Sales percentage change(c)(g)	n.m.	n.m.	(6.4)%	(23.5)%
Same-restaurant sales percentage change(d)	n.m.	n.m.	(3.4)%	(3.2)%
Average weekly domestic unit sales (in thousands)	n.m.	n.m.	$42.6	$44.6
Area License(h)
Sales percentage change(c)	6.3%	(1.4)%	—	—

(a)          “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)            “System-wide sales” are retail sales at IHOP and Applebee’s restaurants operated by franchisees and IHOP restaurants operated by area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants.  Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)             “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)            “Same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the same weeks in the prior year, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the restaurants open throughout both fiscal periods being compared may be different from period to period. Same-restaurant sales percentage change does not include data on IHOP restaurants located in Florida.

(e)             IHOP franchise restaurant sales were $599.6 million and $582.0 million for the three months ended March 31, 2010 and 2009, respectively. Applebee’s franchise restaurant sales were $917.1 million and 939.9 million for the three months ended March 31, 2010 and 2009, respectively.

(f)               Sales percentage change and same-restaurant sales percentage change for IHOP company-operated restaurants are not meaningful due to the relatively small number and test-market nature of the restaurants, along with the periodic inclusion of restaurants reacquired from franchisees that are temporarily operated by the Company.

(g)            The sales percentage change for Applebee’s franchise and company-operated restaurants is impacted by the franchising of 103 company-operated restaurants during 2008 and seven company-operated restaurants in 2009.

(h)            Sales at IHOP area license restaurants were $60.1 million and $56.5 million for the three months ended March 31, 2010 and 2009, respectively.

DINEEQUITY, INC. AND SUBSIDIARIES

RESTAURANT DATA

The following table summarizes our restaurant development activity:

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Applebee’s Restaurant Development Activity
Beginning of period	2,008	2,004
New openings
Company-developed	—	—
Franchise-developed	3	5
Total new openings	3	5
Closings
Company	(6)	—
Franchise	(6)	(17)
Total closings	(12)	(17)
End of period	1,999	1,992
Summary-end of period
Franchise	1,606	1,591
Company	393	401
Total	1,999	1,992

IHOP Restaurant Development Activity
Beginning of period	1,456	1,396
New openings
Company-developed	—	—
Franchise-developed	6	11
Area license	1	—
Total new openings	7	11
Closings
Company	—	—
Franchise	(1)	(4)
Area license	(1)	(1)
Total closings	(2)	(5)
End of period	1,461	1,402
Summary-end of period
Franchise	1,285	1,231
Company	12	12
Area license	164	159
Total	1,461	1,402